Central Valley Community Bancorp Reports Earnings Results for the First Quarter Ended March 31, 2009

FRESNO, CA -- (Marketwire - April 16, 2009) - The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $1,259,000, or $0.16 per diluted common share, for the quarter ended March 31, 2009, compared to $1,305,000, or $0.21 per diluted common share for the quarter ended March 31, 2008, and $1,305,000 or $0.19 per diluted common share for the trailing quarter ended December 31, 2008. Despite the turbulent current economic times for banks, earnings for the first quarter of 2009 represent 96.5% of the earnings from one year ago. The 3.5% decline in earnings was primarily a function of lower interest rates, a charge to reflect the current fair value of the Company's only Other Real Estate Owned property, and certain additional expenses related to the fourth quarter 2008 acquisition of Service 1st Bancorp ("Service 1st").

Annualized return on average equity (ROE) for the quarter ended March 31, 2009 was 6.13%, compared to 9.55% for the same period in 2008. Annualized return on average assets (ROA) was 0.66% for quarter ended March 31, 2009, compared to 1.08% for the same period in 2008. The Company's ROE and ROA for the trailing 12 months ended March 31, 2009 was 7.82% and 0.83%, respectively, compared to 11.61% and 1.28%, respectively, for the prior year period.

On November 12, 2008, the Company completed its acquisition of Service 1st with total assets of $224 million. The Company paid cash of $5,972,000, inclusive of a $3,500,000 escrow amount related to litigation on one Service 1st loan, and issued 1,628,397 new shares of common stock. In conjunction with this acquisition, the Company added full-service branches in Stockton, Lodi and Tracy, $192 million in deposits and $123 million in loans. In connection with the transaction, Service 1st Bank was merged with and into Central Valley Community Bank. The results of operations for the quarter ended March 31, 2009 include the operating results of the former Service 1st for the full quarter.

Total non-performing assets were $16,636,000 as of March 31, 2009 consisting of $2,550,000 in Other Real Estate Owned (OREO) and non-accrual loans totaling $14,086,000. Non-accrual loans were 2.89% of total loans at March 31, 2009. This compares to non-accrual loans of $15,750,000 or 3.25% of total loans at December 31, 2008, and $109,000 or 0.03% of total loans at March 31, 2008. The Company did not have any OREO at December 31, or March 31, 2008. During the first quarter of 2009, the Company sold its participation interest in a loan to the Regent Hotel, LLC back to the lead bank, reducing non-accrual loans by $3,486,000. The Company also transferred one loan in the amount of $2,550,000, net of a charge off of $1,132,000, to OREO during the first quarter 2009 reducing non-performing loans by $3,263,000. The Company believes the Allowance for Loan and Lease Losses to be adequate to provide for probable losses when considered with the government guarantees, strong collateral positions, and the fair market value adjustments for the Service 1st loans recorded in connection with the merger.

During the first quarter of 2009, the Company recorded $1,474,000 in net loan charge-offs, compared to $46,000 for the same period in 2008. The increase in the first quarter 2009 loan charge offs was primarily due to the $1,132,000 charge off on the loan that was transferred to OREO. During the first quarter of 2009, the Company increased its provision for credit losses to $1,917,000, up from $135,000 for the same period in 2008. The increase in 2009 is principally a result of maintaining the level of the allowance after recording the OREO-related charge off, the current economic downturn affecting our market area, the other charge offs recorded, and the increase in the level of outstanding loans. The allowance for credit losses as a percentage of total loans was 1.57% at March 31, 2009, compared to 1.14% at March 31, 2008. The Company is not involved in any sub-prime mortgage lending activities.

The Company's annualized net interest margin (fully tax equivalent basis) was 5.23% for the quarter ended March 31, 2009, compared to 5.40% for the same period in 2008. The decrease in margin is a reflection of the 500 basis point reduction in interest rates by the Federal Reserve Bank since September 2007, coupled with competition for deposits that continues to challenge the Company along with most other financial institutions. For the quarter ended March 31, 2009, the effective yield on total earning assets decreased 66 basis points to 6.40% compared to 7.06% for the same period in 2008, while the cost of total interest-bearing liabilities decreased 91 basis points to 1.58% compared to 2.49% for the same period in 2008. Over the same periods, the cost of total deposits decreased 60 basis points to 1.25% compared to 1.85% in 2008. Net interest income for the quarter ended March 31, 2009 was $8,485,000, compared to $5,849,000 for the same period in 2008, an increase of $2,636,000 or 45.1%. Although the margin declined slightly, net interest income increased as a result of the increased levels of earning assets offset by the increased levels of interest bearing liabilities. The increases were primarily from the Service 1st acquisition and also from our organic growth.

Total average assets for the quarter ended March 31, 2009 were $763,729,000, compared to $484,809,000 for the same period in 2008, an increase of $278,920,000 or 57.5%. Total average loans were $486,518,000 for the first quarter of 2009, compared to $340,363,000 for the same period in 2008, representing an increase of $146,155,000 or 42.9%. Total average investments increased to $201,526,000 for the first quarter of 2009 from $101,312,000 for the same period in 2008, representing an increase of $100,214,000 or 98.9%. Total average deposits increased $237,518,000 or 58.8% to $641,792,000 for the quarter ended March 31, 2009, compared to $404,274,000 for the same period in 2008. Average interest-bearing deposits increased $205,516,000, or 74.5% and average non-interest bearing demand deposits increased $32,002,000 or 25.0% for the quarter ended March 31, 2009. The Company's ratio of average non-interest bearing deposits to total deposits continued to be above industry averages at 25.0% for the first quarter of 2009. The increases in balance sheet averages during 2009 reflect the acquisition of Service 1st in November 2008 and our organic growth.

Non-interest income for the quarter ended March 31, 2009 increased $500,000, or 40.4% to $1,738,000, compared to $1,238,000 for the same period in 2008, mainly due to a $449,000 increase in net realized gains on sales and calls of investment securities, a $36,000 increase in appreciation of cash surrender value of bank owned life insurance, and a $17,000 increase in income from customer service charges. The net realized gain on investment securities related to certain investment securities acquired from Service 1st, the value of which had been marked to market at the time of the Service 1st acquisition. Certain of those securities were subsequently called at par value or sold during the first quarter of 2009 and generated the majority of the gains.

Non-interest expense for the quarter ended March 31, 2009 increased $1,868,000, or 37.6% to $6,840,000 compared to $4,972,000 for the same period in 2008, primarily due to a $819,000 increase in salary and benefit expenses, a $310,000 increase in occupancy and equipment expenses, and a $739,000 increase in other expenses. The increases in non-interest expense in the first quarter of 2009 reflect the addition of employees and properties in connection with the acquisition of Service 1st and expected increases in salaries and benefits. In addition, the Company's FDIC insurance assessments increased significantly to $353,000 for the quarter ended March 31, 2009 compared to $41,000 for the same period in 2008.

On January 30, 2009, the Company entered into a Letter Agreement with the United States Department of the Treasury under the Capital Purchase Program, and issued and sold 7,000 shares of the Company's Series A Fixed Rate Cumulative Perpetual Preferred Stock and a warrant to purchase 158,133 shares of the Company's common stock, no par value, for an aggregate purchase price of $7,000,000 in cash.

"The impact of the overall weak economy, unprecedented decline in interest rates, write down of Other Real Estate Owned, and operating costs related to the acquisition of Service 1st in the fourth quarter of 2008 all had a negative impact on the March 31, 2009 earnings compared to March 31, 2008. The Company continued to make positive progress in resolving and decreasing the level of non-performing loans on our books during the first quarter of 2009. After the close of the first quarter, an additional pay down on non-performing loans of approximately $1.5 million was received," stated Daniel J. Doyle, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank. "While the economic environment will continue to present challenges throughout the remainder of 2009 in the markets we serve, we believe our ongoing initiatives coupled with the acquisition of Service 1st will prove to be an important and long-term strategic opportunity for our Company," concluded Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank currently operates 15 offices in Clovis, Fresno, Kerman, Lodi, Madera, Oakhurst, Prather, Sacramento, Stockton, Tracy, and a loan production office in Modesto, California. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC. Members of Central Valley Community Bancorp's and the Bank's Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers (Director Emeritus), William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained herein that are not historical facts, such as statements regarding the Company's current business strategy and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest margin, and the quality of the Company's earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008. Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

                     CENTRAL VALLEY COMMUNITY BANCORP
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                                (Unaudited)

                                                   March 31,   December 31,
(In thousands, except share amounts)                  2009         2008
                                                  -----------  ------------

ASSETS
Cash and due from banks                           $    13,660  $     18,061
Federal funds sold                                     25,734         1,457
                                                  -----------  ------------
    Total cash and cash equivalents                    39,394        19,518
Investment securities:
  Available-for-sale investment securities
   (Amortized cost of $176,170 and $185,405 at
   March 31, 2009 and December 31, 2008)              173,767       185,718
  Held-to-maturity, at amortized cost                   6,314         7,040
Loans, less allowance for credit losses of $7,666
 and $7,223 at March 31, 2009 and December 31,
 2008                                                 479,944       477,015
Bank premises and equipment, net                        6,673         6,900
Other real estate owned                                 2,550             -
Bank owned life insurance                              10,905        10,808
Federal Home Loan Bank stock                            3,140         3,140
Goodwill                                               23,773        23,773
Core deposit intangibles                                1,923         2,026
Accrued interest receivable and other assets           18,578        16,775
                                                  -----------  ------------
      Total assets                                $   766,961  $    752,713
                                                  ===========  ============

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
  Non-interest bearing                            $   151,470  $    162,106
  Interest bearing                                    487,606       472,952
                                                  -----------  ------------
    Total deposits                                    639,076       635,058

Short-term borrowings                                  10,000         6,368
Long-term debt                                         19,000        19,000
Junior subordinated deferrable interest
 debentures                                             5,155         5,155
Accrued interest payable and other liabilities         11,683        11,757
                                                  -----------  ------------
    Total liabilities                                 684,914       677,338
                                                  -----------  ------------
Shareholders’ equity:
Preferred stock, $1,000 per share liquidation
 preference: 10,000,000 shares authorized, 7,000
 shares outstanding at March 31, 2009                   6,555             -
Common stock, no par value; 80,000,000 shares
 authorized; 7,642,280 shares outstanding at
 March 31, 2009 and December 31, 2008                  31,016        30,479
Retained earnings                                      45,918        44,708
Accumulated other comprehensive (loss) income,
 net of tax                                            (1,442)          188
                                                  -----------  ------------
    Total shareholders’ equity                         82,047        75,375
                                                  -----------  ------------
      Total liabilities and shareholders’ equity  $   766,961  $    752,713
                                                  ===========  ============

                     CENTRAL VALLEY COMMUNITY BANCORP
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                (Unaudited)

                                                      For the Three Months
(In thousands, except share and per share amounts)       Ended March 31,
                                                      --------------------
                                                        2009        2008
                                                      ---------  ----------
INTEREST INCOME:
  Interest and fees on loans                          $   7,540  $    6,485
  Interest on Federal funds sold                             11          71
  Interest and dividends on investment securities:
    Taxable                                               2,211         904
    Exempt from Federal income taxes                        707         229
                                                      ---------  ----------
      Total interest income                              10,469       7,689
                                                      ---------  ----------
INTEREST EXPENSE:
  Interest on deposits                                    1,782       1,676
  Interest on junior subordinated deferrable interest
   debentures                                                41           -
  Other                                                     161         164
                                                      ---------  ----------
      Total interest expense                              1,984       1,840
                                                      ---------  ----------
      Net interest income before provision for credit
       losses                                             8,485       5,849
PROVISION FOR CREDIT LOSSES                               1,917         135
                                                      ---------  ----------
      Net interest income after provision for credit
       losses                                             6,568       5,714
                                                      ---------  ----------
NON-INTEREST INCOME:
  Service charges                                           820         803
  Appreciation in cash surrender value of bank owned
   life insurance                                            98          62
  Loan placement fees                                        46          33
  Net realized gains on sales and calls of investment
   securities                                               449           -
  Federal Home Loan Bank stock dividends                      -          27
  Other income                                              325         313
                                                      ---------  ----------
      Total non-interest income                           1,738       1,238
                                                      ---------  ----------
NON-INTEREST EXPENSES:
  Salaries and employee benefits                          3,688       2,869
  Occupancy and equipment                                   945         635
  Other expenses                                          2,207       1,468
                                                      ---------  ----------
      Total non-interest expenses                         6,840       4,972
                                                      ---------  ----------
      Income before provision for income taxes            1,466       1,980
PROVISION FOR INCOME TAXES                                  207         675
                                                      ---------  ----------
      Net income                                      $   1,259  $    1,305
                                                      =========  ==========
Preferred stock dividends and accretion                     (49)          -
      Net income available to common shareholders     $   1,210  $    1,305
                                                      =========  ==========

Basic earnings per common share                       $    0.16  $     0.22
                                                      =========  ==========
  Weighted average common shares used in basic
   computation                                        7,642,280   5,976,948
                                                      =========  ==========
Diluted earnings per common share                     $    0.16  $     0.21
                                                      =========  ==========
  Weighted average common shares used in diluted
   computation                                        7,770,449   6,276,614
                                                      =========  ==========
Cash dividends per share                              $       -  $      .10
                                                      =========  ==========

                     CENTRAL VALLEY COMMUNITY BANCORP
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                (Unaudited)

For the three months      Mar. 31,  Dec. 31,  Sep. 30,  Jun. 30,  Mar. 31,
 ended                      2009      2008      2008      2008      2008
                          --------- --------- --------- --------- ---------
(In thousands, except
 share and per share
 amounts)

Net interest income       $   8,485 $   6,969 $   6,023 $   5,726 $   5,849
Provision for credit
 losses                       1,917       385       635       135       135
                          --------- --------- --------- --------- ---------
  Net interest income
   after provision
   for credit losses          6,568     6,584     5,388     5,591     5,714
Total non-interest income     1,738     1,296     1,382     1,274     1,238
Total non-interest
 expense                      6,840     6,054     4,984     4,966     4,972
Provision for income
 taxes                          207       521       572       584       675
                          --------- --------- --------- --------- ---------
Net income                $   1,259 $   1,305 $   1,214 $   1,315 $   1,305
                          ========= ========= ========= ========= =========
Net income available to
 common shareholders      $   1,210 $   1,305 $   1,214 $   1,315 $   1,305
                          ========= ========= ========= ========= =========
Basic earnings per common
 share                    $    0.16 $    0.19 $    0.20 $    0.22 $    0.22
                          ========= ========= ========= ========= =========
  Weighted average shares
   used in basic
   computation            7,642,280 6,866,081 6,009,706 5,991,101 5,976,948
                          ========= ========= ========= ========= =========
Diluted earnings per
 common share             $    0.16 $    0.19 $    0.19 $    0.21 $    0.21
                          ========= ========= ========= ========= =========
  Weighted average shares
   used in diluted
   computation            7,770,449 7,046,583 6,255,652 6,277,690 6,276,614
                          ========= ========= ========= ========= =========

                     CENTRAL VALLEY COMMUNITY BANCORP
                              selected ratios
                                (Unaudited)

For the three months      Mar. 31,  Dec. 31,  Sep. 30,  Jun. 30,  Mar. 31,
 ended                      2009      2008      2008      2008      2008
                          --------  --------  --------  --------  --------
(Dollars in thousands)

Allowance for credit
 losses to total loans        1.57%     1.49%     1.28%     1.16%     1.14%
Nonperforming loans to
 total loans                  2.89%     3.25%     0.40%     0.10%     0.03%
Total nonperforming
 assets                   $ 16,636  $ 15,750  $  1,419  $    366  $    109

Net interest margin
 (calculated on a fully
 tax equivalent basis)
 (1)                          5.23%     4.95%     5.19%     5.04%     5.40%

Return on average assets
 (2)                          0.66%     0.80%     0.93%     1.04%     1.08%
Return on average equity
 (2)                          6.13%     7.48%     8.82%     9.71%     9.55%

(1) Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.
(2) Computed by annualizing quarterly net income.

                     CENTRAL VALLEY COMMUNITY BANCORP
                        AVERAGE BALANCES AND RATES
                                (Unaudited)

                                                      For the Three Months
AVERAGE AMOUNTS                                          Ended March 31,
                                                      --------------------
(Dollars in thousands)                                  2009       2008
                                                      ---------  ---------
Investments                                           $ 185,988  $  92,803
Deposits in other banks                                      38          -
Federal funds sold                                       15,500      8,509
Loans (1)                                               471,964    340,260
Federal Home Loan Bank stock                              3,140      2,024
                                                      ---------  ---------
Earning assets                                          676,630    443,596
Allowance for credit losses                              (7,325)    (3,934)
Non-accrual loans                                        14,554        103
Other non-earning assets                                 79,870     45,044
                                                      ---------  ---------
Total assets                                          $ 763,729  $ 484,809
                                                      =========  =========

Interest bearing deposits                             $ 481,520  $ 276,004
Other borrowings                                         29,083     20,528
                                                      ---------  ---------
Total interest-bearing liabilities                      510,603    296,532
Non-interest bearing demand deposits                    160,272    128,270
Non-interest bearing liabilities                         10,753      5,342
                                                      ---------  ---------
Total liabilities                                       681,628    430,144
                                                      ---------  ---------
Total equity                                             82,101     54,665
                                                      ---------  ---------
Total liabilities and equity                          $ 763,729  $ 484,809
                                                      =========  =========

AVERAGE RATES

Investments                                                7.06%      5.39%
Federal funds sold                                         0.28%      3.30%
Loans                                                      6.48%      7.64%
Earning assets                                             6.40%      7.06%
Interest bearing deposits                                  1.50%      2.44%
Other borrowings                                           2.82%      3.20%
Total interest-bearing liabilities                         1.58%      2.49%
Net interest margin (calculated on a fully tax
 equivalent basis)                                         5.23%      5.40%

(1) Average loans do not include non-accrual loans.

Contact:
Debbie Nalchajian-Cohen
559-222-1322